EXHIBIT 99.3

CONSENT OF CITIGROUP GLOBAL MARKETS INC.

      We hereby consent to the use of our name and to the inclusion of our opinion letter dated August 15, 2004, as Appendix B to, and the reference thereto under the captions “Summary — Opinions of Our Financial Advisors — LifePoint,” “The Proposed Transaction — Background of the Proposed Transaction,” “The Proposed Transaction — Recommendation of the LifePoint Board of Directors; LifePoint’s Reasons for the Proposed Transaction,” and “The Proposed Transaction — Opinion of Financial Advisor to LifePoint” in, the Joint Proxy Statement/Prospectus of Lakers Holding Corp., LifePoint Hospitals, Inc. and Province Healthcare Company, which Joint Proxy Statement/Prospectus is part of the Registration Statement on Form S-4 of Lakers Holding Corp. filed with the United States Securities and Exchange Commission on January 25, 2005. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

CITIGROUP GLOBAL MARKETS INC.

/s/ Adam M. Berger

By:	Adam M. Berger
Title:	Managing Director

New York, New York

January 24, 2005